                                                                      Exhibit 12

                         Marshall & Ilsley Corporation
               Computation of Ratio of Earnings to Fixed Charges
                                    ($000's)

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
                                                               Years Ended December 31,
                                                   ----------------------------------------------------
                                                      1998        1997       1996      1995      1994
                                                   ----------  ----------  --------  --------  --------
Earnings:
Earnings before income taxes and extraordinary
 items...........................................  $  465,285  $  388,172  $317,949  $312,938  $179,762
Fixed charges, excluding interest on deposits....     206,546     175,609   126,261   119,412    85,767
                                                   ----------  ----------  --------  --------  --------
Earnings including fixed charges but excluding
 interest on deposits............................     671,831     563,781   444,210   432,350   265,529
Interest on deposits.............................     564,540     460,418   392,473   363,488   274,211
                                                   ----------  ----------  --------  --------  --------
Earnings including fixed charges and interest on
 deposits........................................  $1,236,371  $1,024,199  $836,683  $795,838  $539,740
                                                   ==========  ==========  ========  ========  ========
Fixed Charges:
Interest Expense:
  Short-term borrowings..........................  $  126,624  $  111,193  $ 63,892  $ 48,390  $ 39,978
  Long-term borrowings...........................      66,810      54,175    53,615    63,701    38,870
  One-third of rental expense for all operating
  leases (the amount deemed representative
  of the interest factor)........................      13,112      10,241     8,754     7,321     6,919
                                                   ----------  ----------  --------  --------  --------
Fixed charges excluding interest on deposits.....     206,546     175,609   126,261   119,412    85,767
Interest on deposits.............................     564,540     460,418   392,473   363,488   274,211
                                                   ----------  ----------  --------  --------  --------
Fixed charges including interest on deposits.....  $  771,086  $  636,027  $518,734  $482,900  $359,978
                                                   ==========  ==========  ========  ========  ========
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits...................        3.25x       3.21x     3.52x     3.62x     3.10x
Including interest on deposits...................        1.60x       1.61x     1.61x     1.65x     1.50x
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